Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-22745, 333-42930, 333-117512, and 333-201308 on Form S-8, 333-23547 on Form S-4, and 333-223557 on Form S-3 of our reports dated February 11, 2020, relating to the consolidated financial statements of Diamond Offshore Drilling, Inc. and the effectiveness of Diamond Offshore Drilling, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K/A for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

February 14, 2020